Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-54138

                                   PROSPECTUS

                                 834,250 Shares
     [LOGO]                 IMMTECH INTERNATIONAL, INC.
                                  Common Stock

        Stockholders of Immtech International, Inc. (the "Company") named under the caption "Selling Stockholders" may offer and sell up to 834,250 shares of the Company's common stock (the "Shares"). The Company will receive no proceeds from the sale of Shares offered by this Prospectus.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-1 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED.

        The Selling Stockholders may sell the Shares from time to time in transactions occurring either on or off the NASDAQ National Market System at prevailing market prices or at negotiated prices. Sales may be made through brokers or through dealers, who are expected to receive customary commissions or discounts. The Company will not receive any of the proceeds from such sales. No period of time has been fixed within which Shares may be offered or sold. The Company's obligation to keep the Registration Statement of which this Prospectus is a part effective expires as to 584,250 Shares six months from the date of this Prospectus and on March 15, 2006 as to the remaining 250,000 Shares, or sooner if all Shares are sold.

        The Company's common stock is traded on the NASDAQ National Market System under the symbol "IMMT". The last reported sale price of the Company's common stock on November 27, 2001, was $5.63.

        The address of the Company's principal executive offices is 150 Fairway Drive, Suite 150, Vernon Hills, Illinois 60061, and the Company's telephone number is (847) 573-0033.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 28, 2001.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCORPORATED BY REFERENCE OR PROVIDED BY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.


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                                TABLE OF CONTENTS

RISK FACTORS..............................................................
WHERE YOU CAN FIND MORE INFORMATION.......................................
CERTAIN INFORMATION.......................................................
FORWARD-LOOKING STATEMENTS................................................
THE COMPANY...............................................................
USE OF PROCEEDS...........................................................
SELLING STOCKHOLDERS......................................................
PLAN OF DISTRIBUTION......................................................
LEGAL MATTERS.............................................................
EXPERTS...................................................................
GLOSSARY..................................................................

                                  RISK FACTORS

        An investment in the securities offered hereby (the "Shares") involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares.

THE COMPANY IS A DEVELOPMENT STAGE COMPANY, AND THERE IS NO ASSURANCE THAT THE COMPANY WILL SUCCESSFULLY DEVELOP A COMMERCIALLY VIABLE PRODUCT.

        The Company is at an early stage of clinical development activities required for drug approval and commercialization. Since its formation in October 1984, the Company has engaged in developing research programs, recruiting scientific advisors and scientists, negotiating and consummating technology licensing agreements, and sponsoring research and development activities. The Company has generated no revenue from product sales. The Company does not have any products currently available for sale, and none are expected to be commercially available for several years, if at all. There can be no assurance that the research the Company funds and manages will lead to the development of commercially viable products.

THE COMPANY HAS A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT; THE COMPANY'S FUTURE PROFITABILITY IS UNCERTAIN.

        The Company has experienced significant operating losses since its inception and expects to incur additional operating losses for at least the next several years as the Company continues its research and development and clinical trial efforts. As of March 31, 2001, the Company had an accumulated deficit of approximately $32,775,000.

THE COMPANY HAS A NEED FOR SUBSTANTIAL ADDITIONAL FUNDS.

        The Company's operations to date have consumed substantial amounts of cash. Negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The Company's cash requirements may vary materially from those now planned because of results of research and development, results of pre-clinical and clinical testing, responses to the Company's grant requests, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA regulatory process and other factors. In any of these circumstances the Company may require substantially more funds than it currently has available or currently intends to raise to continue its business. The Company may seek to satisfy its future funding requirements through public or private offerings of securities, by collaborative or other arrangements with major pharmaceutical companies, or from other sources. Additional financing may not be available when needed or may not be available on terms acceptable to the Company. If adequate financing is not available, the Company may not be able to continue as a going concern or may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies or product candidates, to forego desired opportunities, or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing stockholders will result.

SUBSTANTIAL DOUBT ABOUT COMPANY'S ABILITY TO CONTINUE AS A "GOING CONCERN."

        The Company has a shortage of unrestricted working capital and has had recurring losses from operations and negative cash flows from operations since its inception. These factors, among others discussed herein, raise substantial doubt about the Company's ability to continue as a going concern. (See "Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Item 7. Financial Statements -- Notes to Financial Statements and Independent Auditors' Report" (which contains an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern) and elsewhere in the Company's Form 10-KSB/A (Amendment No. 1) and Forms 10-Q, incorporated by reference herein, for further information on the Company's financial position and results of operations.) The Company's ability to continue to operate will ultimately depend upon the Company raising additional funds, attaining profitability and being able to attain profit and operate at a profit on a consistent basis, which will not occur for some time and may never occur. In such a situation, the Company will not be able to continue as a going concern.

THE COMPANY IS DEPENDENT ON KEY PERSONNEL.

        The Company's business depends to a significant degree on the continuing contributions of its key management, scientific and technical personnel, as well as on the continued discoveries of scientists, researchers, and technicians at The University of North Carolina at Chapel Hill ("UNC"), Duke University ("Duke"), Auburn University ("Auburn") and Georgia State University ("Georgia State") (collectively, the "Consortium") who have entered into an agreement dated January 15, 1997 (the "Consortium Agreement") by which the members of the Consortium have agreed to give exclusive rights to the Company to commercialize the pharmaceutical product candidates developed in the Consortium-member laboratories. There can be no assurance that the loss of certain members of management or the scientists, researchers and technicians from the Consortium-member universities would not materially adversely affect the Company. The Company has no key man life insurance policy on any of its executives.

ADDITIONAL RESEARCH GRANTS MAY NOT BE AVAILABLE.

        The Company will continue to apply for new grants to support continuing research and development of the dication platform technology and/or, with its joint venture company, NextEra, the biological product candidates. The process of obtaining grants is extremely competitive and there can be no assurance that any of the grant applications will be acted upon favorably.

THE COMPANY'S ADVANCED PRODUCT CANDIDATES ARE IN EARLY STAGE CLINICAL TRIALS.

        All of the Company's product candidates, including DB289, require additional clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that the Company's product candidates will be successfully developed, prove to be safe and effective in human clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed, or achieve market acceptance.

THERE ARE SUBSTANTIAL UNCERTAINTIES RELATED TO CLINICAL TRIALS.

        To obtain required regulatory approvals for the commercial sale of its product candidates, the Company must demonstrate through clinical trials that such product candidates are safe and effective for their intended uses.

        The Company may find, at any stage of its research and development, that product candidates which appeared promising in earlier clinical trials do not demonstrate safety or effectiveness in larger-scale clinical trials and therefore do not receive regulatory approvals. The results from pre-clinical testing and early clinical trials may not be predictive of results obtained in later clinical trials and large-scale testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even after promising results had been obtained in earlier stage trials. Completion of the clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, difficulty in securing sufficient supplies of clinical trial materials or adverse events occurring during clinical trials. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty, and intended use of the product. Delays or rejections may be based upon many factors, including changes in regulatory policy during the period of product development. No assurance can be given that any of the Company's development programs will be successfully completed, that any Investigational New Drug application filed with the FDA (or any foreign equivalent filed with the appropriate foreign authorities) will become effective, that additional clinical trials will be allowed by the FDA or other regulatory authorities or that clinical trials will commence as planned. There have been delays in the Company's testing and development schedules to date and there can be no assurance that the Company's expected testing and development schedules will be met.

THE COMPANY HAS NO MANUFACTURING CAPABILITY.

        The Company's ability to conduct clinical trials and its ability to commercialize its product candidates will depend in part upon its ability to manufacture its product candidates either directly or through third parties at a competitive cost and in accordance with FDA and other regulatory requirements. The Company currently lacks the facilities and personnel to manufacture products. There can be no assurance that the Company will be able to acquire such resources either directly or through third parties at reasonable costs if it develops commercially viable products.

THE COMPANY IS DEPENDENT ON THIRD-PARTY RELATIONSHIPS.

        The Company follows a business strategy of utilizing the expertise and resources of third parties in a number of areas, including the research and development of potential products, the manufacture of potential products for clinical trial purposes, the conduct of pre-clinical and clinical trials, and the future development and manufacture of commercialized drugs. This strategy creates risks to the Company by placing critical aspects of the Company's business in the hands of third parties whom the Company may not be able to control. If these third parties do not perform in a timely and satisfactory manner, the Company may incur costs and delays in the conduct of its business as it seeks alternate sources of such products and services, if available. Such costs and delays may have a material adverse effect on the Company.

        The Company has invested in NextEra Therapeutics Inc. ("NextEra") in a joint venture with Franklin Research Group ("Franklin") and Dr. Larry Potempa by contributing technology, patent assignments and cash. The success of NextEra is partially dependent on the performance by Franklin of its obligations to NextEra and the results of Dr. Potempa's research.

The Company may seek additional third party relationships in certain areas, particularly in situations in which the Company believes that the clinical testing, marketing, manufacturing and other resources of a pharmaceutical company collaborator will enable the Company to develop particular products or geographic markets which are otherwise beyond the Company's resources and/or capabilities. There is no assurance that the Company will be able to obtain any such collaboration, or any other research and development, manufacturing, or clinical trial agreement. The inability of the Company to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on the Company.

THE COMPANY IS UNCERTAIN ABOUT ITS ABILITY TO PROTECT OR OBTAIN NECESSARY PATENTS AND PROPRIETARY INFORMATION.

        There can be no assurance that any particular patent will be granted or that issued patents will provide the Company, directly or through licenses, with the protection contemplated. Patents and licenses of patents can be challenged, invalidated or circumvented. It is also possible that competitors will develop similar products simultaneously. The Company's breach of any license agreement or the failure to obtain a license to any technology or process which may be required to develop or commercialize one or more of its product candidates may have a material adverse effect on the Company.

        The pharmaceutical and biotechnology fields are characterized by a large number of patent filings, and a substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Third parties may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those that the Company is attempting to develop and commercialize. The Company may not be aware of all of the patents potentially adverse to the Company's interests that may have been issued to others. No assurance can be given that patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. If patents have been or are issued to others containing preclusive or conflicting claims, then the Company may be required to obtain licenses to one or more of such patents or to develop or obtain alternate technology. There can be no assurance that the licenses that might be required for the Company's technology, processes or products would be available on commercially acceptable terms, or at all.

        Because of the substantial length of time and expense associated with bringing new products to the marketplace through the development and regulatory approval process, the biotechnology industry places considerable importance on patent and trade secret protection for new technologies, products and processes. Since patent applications in the United States are confidential until patents are issued and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it (or any licensor) was the first to make the inventions covered by pending patent applications or that it (or any licensor) was the first to file patent applications for such inventions. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in pharmaceutical and biotechnology patents, or their enforceability, cannot be predicted. There can be no assurance that any patents under pending patent applications or any further patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents that have been issued or may be issued will be held valid if subsequently challenged, or that others, including competitors or current or former employers of the Company's employees, advisors and consultants, will not claim rights in, or ownership to, the patents and other proprietary rights held by the Company. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to the Company's proprietary information, or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by the Company.

        The biotechnology industry has experienced extensive litigation regarding patent and other intellectual property rights. The Company could incur substantial costs in defending itself in suits that may be brought against the Company claiming infringement of the rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties.

        Adverse determinations in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore have a material adverse effect on the Company. Even if the Company prevails in an interference proceeding or a lawsuit, substantial resources of the Company, including the time and attention of its officers, will be required.

        As of June 8, 1995, certain legislative changes implementing the General Agreement on Trade and Tariffs resulted in changes to United States patent laws that affect the length of patent protection. Whereas the term for patent applications used to be for a period of seventeen years from the date of grant, the new term of a United States patent commences on the date of issuance and terminates twenty years from the earliest effective filing date of the application. The time from filing to issuance of a biotechnology patent application is often more than three years; consequently, a twenty-year term from the effective date of filing may result in a negative impact on the Company's patent position by offering a substantially shortened term of protection.

        The Company also relies on trade secrets, know-how and technological advancement to maintain its competitive position. Although the Company uses confidentiality agreements and employee proprietary information and invention assignment agreements to protect its trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

THE COMPANY'S BUSINESS HAS SIGNIFICANT COMPETITION; THE COMPANY'S PRODUCT CANDIDATES MAY BECOME OBSOLETE PRIOR TO COMMERCIALIZATION DUE TO ALTERNATIVE TECHNOLOGIES.

        The biopharmaceutical field is characterized by extensive research efforts and rapid technological progress. Competition from other biotechnology companies, pharmaceutical companies and research and academic institutions is intense. Other companies are engaged in research and product development for treatment of the same diseases as the Company. New developments in molecular cell biology, molecular pharmacology, recombinant DNA technology and other pharmaceutical processes are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or products noncompetitive or obsolete.

        The Company is cognizant of other companies and institutions dedicated to the development of therapeutics similar to those being developed by the Company, including Eli Lilly and Company, Hoffman-LaRoche Ltd., Chiron Corporation, Cubist Pharmaceuticals, Inc., Schering-Plough Corporation, and Abbott Laboratories. Many of the Company's existing or potential competitors have substantially greater financial and technical resources and therefore may be in a better position to develop, manufacture, and market biopharmaceutical products. Many of these competitors are also more experienced with regard to pre-clinical testing, human clinical trials and obtaining regulatory approvals. The current or future existence of competitive products may also adversely affect the marketability of the Company's product candidates.

THERE IS NO ASSURANCE THAT THE COMPANY WILL RECEIVE FDA APPROVAL FOR ANY OF ITS PRODUCT CANDIDATES; GOVERNMENT REGULATION MAY IMPEDE, DELAY OR PREVENT THE COMMERCIALIZATION OF THE COMPANY'S PRODUCT CANDIDATES.

        All new drugs and biologics, including the Company's product candidates, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the Federal Food, Drug and Cosmetic Act and other laws including, in the case of biologics, the Public Health Services Act, and by state, local and foreign governments. Such regulations govern, among other things, the development, testing, manufacture, labeling, storage, pre-market clearance or approval, advertising, promotion, sale and distribution of such product candidates. If drug products are marketed abroad, they are subject to extensive regulation by foreign governments. Failure to comply with applicable regulatory requirements may subject the Company to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production, and FDA refusal to approve pending applications.

THE COMPANY HAS NOT RECEIVED REGULATORY APPROVAL IN THE UNITED STATES OR ANY FOREIGN JURISDICTION FOR THE COMMERCIAL SALE OF ANY OF ITS PRODUCT CANDIDATES.

        The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and varies substantially based upon the type, complexity and novelty of the products involved and the indications being studied. Furthermore, such approval process is extremely expensive and uncertain. There can be no assurance that the Company's product candidates will be cleared for commercial sale by the FDA or regulatory agencies in foreign countries. The regulatory review process can take many years and the Company will need to raise additional funds prior to completing such process for its current and future product candidates. The failure of the Company to receive FDA approval for its product candidates would preclude the Company from marketing and selling its products in the United States. Therefore, the failure to receive FDA approval would have a material adverse effect on the Company. Even if regulatory approval of a product is granted, there can be no assurance that the Company will be able to obtain the labeling claims necessary or desirable for the promotion of such product. FDA regulations prohibit the marketing or promotion of a drug for unapproved indications. Furthermore, regulatory marketing approval may entail ongoing requirements for postmarketing studies if regulatory approval is obtained; the Company will then be subject to ongoing FDA obligations and continued regulatory review. In particular, the Company or its third party manufacturers will be required to adhere to regulations setting forth Good Manufacturing Practices, which require that the Company or third party manufacturers manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and quality control activities. Further, the Company or its third party manufacturer must pass a pre-approval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of the product from the market. In addition, identification of certain side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional pre-clinical testing or clinical trials and changes in labeling of the product.

        Prior to the submission of an application for FDA approval, drugs developed by the Company must undergo rigorous pre-clinical and clinical testing which may take several years and the expenditure of substantial resources. Before commencing clinical trials in humans, the Company must submit to the FDA and receive clearance of an Investigational New Drug ("IND"). There can be no assurance that submission of an IND for future clinical testing of any product under development or other future products of the Company would result in FDA permission to commence clinical trials or that the Company will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction. Further, there can be no assurance that if such testing of products under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory body, or approved by the FDA for marketing in the United States or by any such foreign regulatory bodies for marketing in foreign jurisdictions. Future federal, state, local or foreign legislation or administrative acts could also prevent or delay regulatory approval of the Company's product candidates.

        Prior to the submission of an application for FDA approval, biologics developed by the Company or its joint venture, NextEra, must undergo rigorous pre-clinical and clinical testing which may take several years and the expenditure of substantial resources. Before commencing clinical trials in humans in the United States, the Company must submit to the FDA and receive clearance of an IND. If clinical trials of a new product are completed successfully, then the Company may seek FDA marketing approval. If the product is regulated as a biologic, the FDA will require the submission and approval of both a Product License Application ("PLA") and an Establishment License Application before commercial marketing can commence. The PLA must include detailed information about the biologic and its manufacture and the results of product development, pre-clinical studies and clinical trials. PLA's submitted to the FDA can take, on average, two to five years to receive approval. The FDA may ultimately decide that the PLA does not satisfy its regulatory criteria for approval and deny approval or require additional clinical studies. Future federal, state, local or foreign legislation or administrative acts could also prevent or delay regulatory approval of the Company's biologic candidates.

THERE IS UNCERTAINTY REGARDING THE AVAILABILITY OF HEALTH CARE REIMBURSEMENT FOR PURCHASERS OF THE COMPANY'S ANTICIPATED PRODUCTS; HEALTH CARE REFORM MAY NEGATIVELY IMPACT THE ABILITY OF PROSPECTIVE PURCHASERS OF POTENTIAL COMPANY PRODUCTS TO PAY FOR THE PRODUCTS.

        The Company's ability to commercialize any of its product candidates will depend in part on the extent to which reimbursement for the costs of the resulting drug will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of third-party insurance reimbursement coverage enabling the Company to establish and maintain price levels sufficient for realization of a profit on its investment in developing pharmaceuticals and biological products. Government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drug products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of the Company's products, the market acceptance of these products would be adversely affected.

        Health care reform proposals have previously been introduced in Congress and in various state legislatures and there is no guarantee that such proposals will not be introduced in the future. The Company cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on the Company's business. There can be no assurance that any implemented reforms will not have a material adverse effect on the Company. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by the Company as well as the price levels at which the Company is able to sell such products. In addition, if the Company is able to commercialize products in overseas markets, then the Company's ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries.

CONFIDENTIALITY AGREEMENTS MAY NOT ADEQUATELY PROTECT THE COMPANY'S INTELLECTUAL PROPERTY.

        The Company requires its employees and consultants to execute confidentiality agreements upon the commencement of their relationship with the Company. The agreements generally provide that trade secrets and all inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

THERE IS A RISK OF PRODUCT LIABILITY, AND UNCERTAINTY REGARDING THE AVAILABILITY OF PRODUCT LIABILITY INSURANCE ON ACCEPTABLE TERMS.

        The Company's business exposes it to substantial product liability risks. The Company plans to obtain product liability insurance covering the sale of its products prior to their commercial introduction; however, there can be no assurance that the Company will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage now carried or subsequently obtained by the Company could have a material adverse effect on the Company.

DISCLOSURE REGARDING POTENTIAL FUTURE ACQUISITIONS OR BUSINESS COMBINATIONS.

        Although the Company has no current intentions to acquire other businesses or merge with or into other entities, the trend toward consolidating business operations, seeking economies of scale, diversifying product offerings and pursuing operating synergies is one that currently characterizes many industries, and the biopharmaceutical industry is no exception. If the Company decides to focus on these benefits, then it may decide to pursue an acquisition of another entity or some other form of business combination. If the Company does decide to pursue a transaction of this type, except as otherwise required by law, rules or regulations, the Company currently does not intend to provide stockholders with information concerning an acquisition or merger candidate and its business prior to consummation of the transaction. In addition, because the Company has a very large number of authorized but unissued shares of capital stock, the Company may decide to use shares of its capital stock to acquire other businesses. Unless otherwise required by the rules and regulations governing the NASDAQ National Market System, or the Delaware General Corporation Law (the "Delaware Law"), the Company may use shares of its capital stock to acquire businesses without stockholder approval.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE.

        Sales of our common stock (including shares issued upon the exercise of outstanding options and warrants at exercise prices substantially below the closing bid price) in the public market could materially and adversely affect the market price of our shares. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

        As of October 31, 2001, the Company had 6,005,371 shares of common stock outstanding (not including 453,566 shares of common stock reserved for exercise of outstanding options and 1,425,000 shares of common stock reserved for exercise of outstanding warrants held by certain investors). Of the shares outstanding, 3,377,404 shares of common stock are freely tradable without restriction. All of the remaining 2,627,967 shares are restricted from resale except pursuant to certain exceptions under the Securities Act of 1933, as amended.

POTENTIAL ADVERSE EFFECT OF OUTSTANDING COMMON STOCK OPTIONS AND WARRANTS.

        The Company has outstanding options and warrants for the purchase of shares of its common stock which may adversely affect the Company's ability to consummate future equity financings. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. To the extent any such options and warrants are exercised, the outstanding shares of the Company's stock will be diluted.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET SYSTEM.

        On October 9, 2001, we were notified by the NASDAQ staff that our common stock may be delisted from the NASDAQ National Market System ("NMS") as a result of our failure to meet certain NMS maintenance standards. Pursuant to NASDAQ Marketplace Rule 4310(c)(8)(C), the Company was provided 30 calendar days to regain compliance by regaining a $50 million market capitalization for 10 consecutive trading days. On November 8, 2001 the 30 day period expired without the Company regaining a $50 million market capitalization. On November 12, 2001 we were notified by NASDAQ that the Company had failed to regain compliance and that our common stock would be delisted unless we were to appeal the NASDAQ staff's decision. On November 19, 2001 we filed an appeal with the NASDAQ Listing Qualifications Panel and a hearing date was set for January 10, 2002. During the appeals process our common stock will remain listed on the NASDAQ NMS.

        In the event our appeal to the NASDAQ Listing Qualifications Panel is unsuccessful and we are unable to maintain our listing on the NASDAQ NMS we may apply to list our common stock on the NASDAQ SmallCap Market. If we apply for listing on the NASDAQ SmallCap Market and our application is not accepted, then our common stock may be traded on the "pink sheets" and be deemed to be "penny stocks." If the Company's common stock is considered penny stock, it would be subject to rules that impose additional regulation on broker-dealers who sell the Company's securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about (1) sales commissions payable to both the broker-dealer and the registered representative and (2) current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.

        If the Company's securities are delisted from the NASDAQ NMS, there can be no assurances that the Company will be able to satisfy the requirements for listing on the NASDAQ SmallCap Market and its failure to do so may have a material adverse effect on the business, financial conditions and results of operations of the Company. The Company believes that its securities will be delisted from the NASDAQ NMS if sufficient funds to satisfy the NASDAQ NMS net asset or stockholder equity requirements are not secured and if it otherwise does not comply with NASDAQ NMS maintenance standards. There can be no assurances that the Company will be able to raise sufficient funds and satisfy the other conditions to continued listing imposed upon the Company by NASDAQ, and the Company believes that its failure to do so may have a material adverse effect on the business, financial condition and related financial statements of the Company.

THE MARKET PRICE OF THE COMPANY'S COMMON STOCK MAY EXPERIENCE SIGNIFICANT VOLATILITY.

        The securities markets from time to time experience significant price and volume fluctuations unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have been and can be expected to be especially volatile. Announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential clinical trial results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, delays in the Company's testing and development schedules, public concern as to the safety of vaccines or biological products and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of our common stock. The realization of any of the risks described in these "Risk Factors" may have a significant adverse impact on such market prices.

THE COMPANY DOES NOT PAY DIVIDENDS.

        The Company has never declared or paid dividends on its common stock and does not intend to pay any dividends in the foreseeable future.

THERE ARE LIMITATIONS ON THE LIABILITY OF THE COMPANY'S DIRECTORS, AND THE COMPANY MAY HAVE TO INDEMNIFY ITS OFFICERS AND DIRECTORS IN CERTAIN INSTANCES.

        The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

THE COMPANY'S JOINT VENTURE PARTNER AND NEXTERA HAVE BROUGHT SUIT AGAINST THE COMPANY.

        The Company's biological program, operated through NextEra Therapeutics, Inc. ("NextEra"), stalled in April 2000 when the Company's joint venture partner Franklin Research Group ("Franklin") filed a complaint against the Company in United States District Court for the Southern District of Ohio, Eastern Division in connection with the Funding and Research Agreement between Franklin, Immtech and NextEra. On March 23, 2001, Franklin voluntarily dismissed that action and filed a new complaint in the Court of Common Pleas, Franklin County, Ohio in which NextEra joined as a plaintiff with Franklin. In May 2001, Franklin and NextEra voluntarily dismissed the state action and entered into negotiations with the Company to determine if the joint venture can be managed and funded going forward. Further clinical trials at a major cancer center to study effectiveness of rmCRP will begin if the Company and Franklin can reach an agreement and secure additional funding for NextEra. The Company is not certain about the future of NextEra nor the potential for renewed litigation.

NEXTERA HAS A NEED FOR SUBSTANTIAL ADDITIONAL FUNDS.

        NextEra has incurred accumulated losses of approximately $2,076,000 since inception (July 8, 1998) through March 31, 2001. NextEra is expected to continue to incur significant losses during the next several years. In addition, as of March 31, 2001, NextEra's current liabilities exceeded its current assets by approximately $1,612,000 and NextEra had a stockholders' deficiency of approximately $1,590,000. NextEra's ability to continue as a going concern is dependent upon its ability to generate sufficient funds to meet its obligations as they become due and, ultimately, to obtain profitable operations. NextEra's financial plans for the forthcoming year include efforts to obtain additional equity financing, as NextEra needs to raise substantial additional funds.

                      WHERE YOU CAN FIND MORE INFORMATION

        We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Securities and Exchange Commission ("SEC"). You may inspect and copy any document the Company files with the SEC at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at 233 Broadway, 16th Floor, New York, New York 10279 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The Company has filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to the Company and the Shares, you should consult the Registration Statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the SEC's public reference rooms listed above.

        The SEC allows the Company to "incorporate by reference" in this Prospectus the information that we file with the SEC. This means we can disclose important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered to be part of this Prospectus, and information we later file with the SEC will automatically update and supersede the information in this Prospectus.

        The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-25669) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference:

         (i) our Annual Report on Form 10-KSB/A (Amendment No. 1) for the fiscal year ended March 31, 2001;

         (ii) our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001;

         (iii) our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001;

         (iv) all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2001; and

         (v) the description of the common stock contained in our registration statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

        Any statement incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        The Company will provide to you without charge a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Exhibits not incorporated by reference may not be available.

              YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST,
                          BY CONTACTING THE COMPANY AT:


                          IMMTECH INTERNATIONAL, INC.
                          150 FAIRWAY DRIVE, SUITE 150
                          VERNON HILLS, ILLINOIS 60061
                          ATTENTION: MR. GARY C. PARKS
                          TELEPHONE NO.: (847) 573-0033


                               CERTAIN INFORMATION

        Unless otherwise stated in this prospectus:

         o the "Company," "we" and "us" refer to Immtech International, Inc.;

         o   "Immtech" refers to Immtech International, Inc.;

         o "common stock" refers to the common stock, par value $0.01 per share, of Immtech.


                           FORWARD-LOOKING STATEMENTS

        Certain statements contained in this Prospectus and in the documents incorporated by reference herein, including, without limitation, statements containing the words "believe," "anticipate," "expect" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's history of operating losses, (ii) the Company's need for substantial additional funds, (iii) the Company's ability to access the capital markets and/or to secure private sources of funding, (iv) the availability of grant money, (v) the length of time until any of the Company's product candidates may be available for sale, (vi) the uncertainties involved in clinical trials being performed on the product candidates the Company is developing, (vii) the Company's dependence on third party relationships for the manufacture of product candidates and the performance of clinical trials with regard to its product candidates, (viii) the intense competition and rapid technological changes in the Company's industry, (ix) the extensive and rigorous federal and foreign regulations of the Company's testing, manufacturing and sale of its product candidates, (x) the Company's dependence on key personnel and contributions from scientists, researchers and technicians from Consortium-member universities, (xi) the Company's ability to protect the technology, patents and proprietary information on which its business relies,
(xii) the disposition of certain legal actions, (xiii) the Company's ability to keep its common stock listed on the NASDAQ National Market System and (xiv) other factors referenced in this Prospectus. Given these uncertainties, readers of this report are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                   THE COMPANY

        AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION PROVIDED UNDER "RISK FACTORS" BEGINNING ON PAGE S-1. A GLOSSARY BEGINS ON PAGE S-16 WHICH DEFINES VARIOUS TERMS USED IN THIS PROSPECTUS.

        Immtech International, Inc. (the "Company" or "Immtech") is a biopharmaceutical company focused on the discovery, development, and commercialization of drugs for the treatment of: (i) fungal, parasitic, bacterial and viral diseases such as tuberculosis, hepatitis, pneumonia, diarrhea and AIDS, and (ii) cancer, through both the Company's primary discipline, its pharmaceutical program and, operated by a joint venture company, NextEra Therapeutics, Inc. ("NextEra"), its biological program. Since its formation in October 1984, the Company has engaged in developing research programs, recruiting scientific advisors and scientists, negotiating and consummating technology licensing agreements, and engaging in and sponsoring drug research and development activities. The Company uses the expertise and resources of strategic partners and third parties in a number of areas, including: (i) laboratory research, (ii) pre-clinical and human clinical trials, and (iii) the manufacture of pharmaceutical and therapeutic compounds and products (pharmaceuticals are typically synthetic chemicals and therapeutics are typically naturally occurring proteins). The Company holds worldwide patents, licenses and rights to license worldwide patents and patent applications from third parties that are integral to the Company's business. The Company currently does not have any commercially available products nor does it expect to have any commercially available products for several years, if at all.

        The pharmaceutical program is based on technology for developing a class of compounds known as dications. The dication technology is the result of a research program designed to understand how dications bind to the deoxyribonucleic acid ("DNA") of infectious micro-organisms. The dication platform was developed by scientists at The University of North Carolina at Chapel Hill ("UNC"), Duke University ("Duke"), Auburn University ("Auburn") and Georgia State University ("Georgia State") (collectively, the "Consortium"). The Company entered into an agreement with the Consortium, dated January 15, 1997, to commercialize product candidates resulting from the Consortium's research, including the dication technology (the "Consortium Agreement").

        Structurally, dications are chemical molecules which have two positively charged ends that are held together by a chemical linker. The composition of the dications, with positive charges on both ends (shaped like molecular barbells) allows dications to bind (similar to a bandaid) to the negatively charged active sites (sites where enzymes interact with DNA) in certain areas of an infectious micro-organism's DNA. The bound dications prevent enzymes necessary to the life of the micro-organism from attaching to certain of its DNA's active sites. Research has shown that once a site is occupied by a dication, enzymes necessary to the life of the infectious micro-organism are blocked and the organism dies.

        The Company's biological program, operated through NextEra in a joint venture with the Franklin Research Group ("Franklin"), concentrates on developing products for treating cancer and AIDS. The biological program is focused on the development of a synthetic protein to replace a protein called modified C-reactive protein ("mCRP"), naturally found in human tissues. The Company's research, prior to the formation of NextEra, and NextEra's subsequent research, has shown that mCRP is noticeably absent, or present at severely reduced levels, in the tissue of patients with cancer or AIDS. Laboratory tests, in both animal studies and human clinical trials, showed that the recombinant (synthetically made) mCRP ("rmCRP") caused the subjects to produce cells which were able to combat cancer and infectious diseases associated with AIDS.

        This NextEra program was delayed in April 2000 when our joint venture partner, Franklin, filed suit against the Company. The parties entered a Stipulation of Dismissal in May 2001 which resulted in a withdrawal of the suit, however, Franklin reserved the right to refile the suit should negotiations fail to settle the dispute. NextEra's research and development of its product candidates continue, but at a slowed pace while the Company and Franklin negotiate a settlement to the litigation and NextEra seeks additional funding.

STRATEGY

        The Company's strategy is to develop drugs effective against infectious diseases and cancer by utilizing the dicationic platform technology developed by Consortium scientists. Our plan is to commercialize dications first in niche markets by taking advantage of fast-track FDA approvals permitted in those areas. The Company believes that its first products will demonstrate the power and versatility of the dication platform technology. Then, the Company will work on developing treatments for infectious diseases which afflict large populations of people.

        The Company intends to continue to cooperate with and oversee the results of independent research and to use business-sponsored research programs, joint ventures and other forms of collaborative programs for product development, manufacturing and marketing. The Company considers its current collaborative relationships significant to the successful development of its business and believes that it will enter into additional arrangements in the future to develop, manufacture and market not only the product candidates on which it is currently focusing, but also those dications which the Consortium members are developing for future commercialization.

        NextEra's strategy is to commercialize its biological product candidates as a primary therapy against cancer and as a treatment in combination with chemotherapy in treating cancer, AIDS and other diseases which affect immune-suppressed patients.

PRODUCT CANDIDATES

        The information below is a summary of our product candidates.

        Pharmaceutical Products - Dications

        The platform technology, the result of the Consortium's research programs, is focused on understanding how dications bind to the DNA of infectious micro-organisms. Certain exclusive rights to the platform technology (and the dications created with such technology) have been granted to the Company to develop and commercialize dications through the Consortium Agreement. When dications bind to the DNA, a key enzyme is blocked from attaching and the infectious organism is killed. The methodology used by the Consortium researchers to develop dications evolved into the Consortium's platform technology for designing dications to treat infectious diseases. The Consortium is using this platform technology to design new treatments for a range of infectious diseases, including protozoan, fungal, bacterial and viral infections.

        In May 2001, the Company completed a safety trial of the dication DB289 in human volunteers. The Company has recently completed a multi-dose human clinical trial of DB289. In this trial, DB289 was shown to be safe to humans at dosage levels expected to be effective against the following diseases, PCP and Trypanosomiasis, for which it is targeted to cure. DB289 is designed to be delivered orally to patients without toxic side effects. Since DB289 can be given orally, the Company anticipates that it will be self-administered, thus making it practical to deliver and substantially less expensive than competitive products.

        Another dication we are considering for human trials is DB075. The Consortium scientists have shown that DB075 may be a successful treatment for Cryptosporidiosis, one of the most common infections of the intestinal tract resulting from a parasite, Cryptosporidium parvum, that causes diarrhea and wasting in immune suppressed patients. Currently, no drug is available in the market to treat Cryptosporidiosis. DB075 is designed to block a key enzyme from binding to the parasite's DNA, thereby killing the organism.

        DB075 works directly in the digestive tract with limited absorption across the digestive membranes into the bloodstream. The reduced absorption substantially reduces the possibility of side effects. The Company specifically targeted a treatment for Cryptosporidiosis because the Company believes that the FDA will follow a "fast-track" approval process because currently no drug exists to treat this disease. The FDA may allow a fast-track approval process for drugs which are designed to treat diseases for which no treatment exists.

        The Company believes DB289 and DB075 are suited to demonstrate the power and versatility of the dicationic technology platform and the effectiveness of the dicationic oral drug delivery technology.

        Other Pharmaceutical Programs

        Immtech's other pharmaceutical research programs include antifungal, Mycobacterium tuberculosis ("TB"), hepatitis C, Trypanosomiasis, Leishmaniasis and cancer programs. Immtech's antifungal program focuses on developing a new orally delivered dication with effectiveness against the three most common strains of fungi, which are Candida, Aspergillus, and Cryptococcus. During the previous 12 months, Immtech, through the Consortium, screened a series of new compounds for effectiveness against the three strains of fungi and the Consortium researchers identified several new dicationic compounds that showed promising results.

        In the TB program, the National Institutes of Health ("NIH") researchers evaluated the Consortium's dications for effectiveness against TB, having screened over 500 of the Consortium's dications. The NIH screening test identified approximately 10 to 15 dications with activity comparable, or superior, in performance to drugs currently available for the treatment of TB.

        Additionally, Dr. Scott G. Franzblau of the University of Illinois-Chicago ("UIC"), a recognized expert in TB research, joined with the Consortium to test dications for effectiveness against TB. The Company will assist Dr. Franzblau to obtain new grants and has given a grant of approximately $74,000 to the University of Illinois-Chicago to fund Dr. Franzblau's studies. UIC has screened approximately 120 dications sent by the Georgia State and UNC combinatorial chemistry laboratories. Several dications in this group have shown the potential for killing TB and will tested at UIC in animal studies. The Company expects to continue monitoring the testing of dications and intends to identify within the next 18 to 24 months a lead dication potent against TB and safe to the patient as an orally administered drug candidate.

        In the hepatitis C program, scientists at Auburn University ("Auburn") have developed a patented laboratory screening test using the bovine viral diarrhea virus ("BVDV") as a substitute for the hepatitis C virus ("HCV") to gauge the potential for effectiveness of dications against HCV. The Auburn scientists are advancing the lead dicationic candidates believed to have the greatest potential for effectiveness into a special animal (mouse) model that develops a chronic viral infection of BVDV. The results of this animal model are expected to help the researchers determine which dications will be further studied or advanced into primate tests. Immtech plans to present such identified dications to several large pharmaceutical companies with expertise in HCV testing. These companies will screen the most active dications in their internal proprietary screening tests to assess the viability of the dications as treatments for HCV. The Company expects to form joint ventures or license dications to the pharmaceutical companies.

        In the Trypanosomiasis (African sleeping sickness) program (part of a clinical research subcontract between the Company and UNC ("Clinical Research Agreement") funded by $9.8 million of a $15.1 million grant to UNC from the Bill & Melinda Gates Foundation (the "Gates Foundation"), compound DB289 has shown to be safe in human Phase I trials. DB289 has demonstrated improved safety and effectiveness when compared to existing treatments in animal models.

        In the Leishmaniasis program, also part of the Gates Foundation grant, the Company is working with The London School of Hygiene and Tropical Medicine in England ("The London School"), Ohio State University ("OSU"), UNC and Georgia State to develop a drug to treat Leishmaniasis. The London School and OSU have sub-contracted with the Consortium to screen the drug candidates supplied by Georgia State and UNC. The London School researchers have screened Consortium dications for effectiveness in animal tests and have identified dications that show promising preliminary test results. The identified dications have shown potential for effectiveness equivalent to or better than drugs currently used to treat Leishmaniasis. Immtech is responsible (under the Clinical Research Agreement with UNC in connection with the Gates Foundation grant) for the preclinical development of a new drug resulting from the Consortium research for treatments of Leishmaniasis.

        In the cancer program, the National Cancer Institute (the "NCI") has tested over 550 of the Consortium's dications for anti-cancer activity, reporting that a significant number of the dications tested have either retarded or killed cancer cells. The NCI has identified 47 of the Consortium's dications as displaying specificity (effectiveness against specific cancer types) and potency as anti-cancer agents. Eighteen have been identified by the NCI to advance to animal (mouse) model testing. Early test results show that specific dications may be effective against different cancer types and that most of the dications tested had some effectiveness even at low doses. While the Consortium's dications have shown effectiveness against cancer, this research is at an early stage and the treatment of cancer is a highly specialized endeavor that is outside the scope of the Company's current expertise. The Company intends to seek partners to jointly develop and commercialize the dications in its cancer program.

        Biological Products

        The Company's biological program is operated through the joint venture company NextEra, formed in July 1998 by the Company, Franklin Research Group ("Franklin") and Dr. Larry Potempa, NextEra's Chief Science Officer. This program focuses on strengthening the body's natural immune system by (i) improving the structural environment around cells, and (ii) reprogramming cancer cells to act normally. The Company entered into an agreement in 1998 with Franklin to obtain funding for NextEra to accelerate the biological program for the treatment of cancer and related diseases.

        Company researchers have discovered that, as part of the immune system's response to disease, the blood protein C-reactive protein "CRP" is modified by the body to form modified CRP ("mCRP"). Modified CRP strengthens tissues and their interconnective structures that work to increase the body's ability to resist disease and improve the effectiveness of the immune system. mCRP is found naturally in healthy tissues surrounding blood vessels, in the tissues in lymphatic organs, and in cells that secrete proteins or other cell products. In contrast, mCRP is absent (or present in greatly reduced amounts) in cancerous tissues found in the lung, breast or prostate.

        The Company's scientists have discovered that when cancerous cells come in contact with mCRP, cell behavior is markedly changed, abnormal rapid growth ceases and the cell returns to normal activity. NextEra's biological program focuses on replacing mCRP in areas where mCRP is deficient, thereby increasing barriers between cells to reduce the entry and propagation of diseases and enhancing immune reactions.

        In 1996, Immtech conducted a Phase I human clinical trial to evaluate the safety of its rmCRP product candidate in volunteers who were infected with HIV. The results showed that the drug was safe to administer and duplicated the results seen in animal pre-clinical tests. Subsequently, the Company contributed its rmCRP program to NextEra as part of the joint venture with Franklin. NextEra has signed a contract with a third party manufacturing company to produce rmCRP for human clinical trials in cancer patients.

                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

        The Selling Stockholders listed below acquired Shares of the Company on December 8, 2000 or have the right to acquire Shares upon the exercise of warrants issued to them by the Company on March 15, 2001.

        On December 8, 2000 the Selling Stockholders purchased 584,250 of the Shares for approximately $4,674,000. The Company agreed to use reasonable efforts to register the resale of such Shares by the Selling Stockholders within 45 days of the closing date and to keep such registration effective for the lesser of six months or until all Shares are sold.

        On March 15, 2001 the Company issued a warrant to The Kriegsman Group to purchase 250,000 of the Shares and provided The Kriegsman Group with a right to demand the Company to use its reasonable good faith efforts to register such Shares and to keep such registration effective until March 15, 2006. The Kriegsman Group made such demand of the Company.

        The following table sets forth for each Selling Stockholder the number of Shares of Common Stock being registered in this Prospectus. Because the Selling Stockholders may offer all, some or none of their Shares, the Company cannot provide a definitive estimate of the number of Shares they will hold after such registration. Other than Kriegsman, none of the Selling Stockholders are or were directors or officers of, or have or have had any material relationship with, the Company, any of its predecessors, or any of its affiliates over the past three years. The Company is obligated to pay Kriegsman, pursuant to a financial consulting and services contract, $20,000 per month through March 14, 2002, unless such contract is terminated earlier. Pursuant to the terms of the financial consulting and services contract, the Company subsequently terminated the contract on September 14, 2001 after paying The Kriegsman Group $125,682 in fees and expenses. In addition, the Company may be obligated to pay certain other fees to Kriegsman if the Company were to engage in certain transactions during the 18 months following the expiration or termination of such contract. This Prospectus is filed at the Company's expense.

                                                 SHARES BENEFICIALLY
                                                  OWNED IMMEDIATELY           NUMBER OF SHARES
            NAME                                 PRIOR TO THE OFFERING            REGISTERED
-----------------------------------------------------------------------------------------------------------
China Dragon Limited                                   290,000                      290,000
-----------------------------------------------------------------------------------------------------------
The Kriegsman Group*                                   250,000                      250,000
-----------------------------------------------------------------------------------------------------------
Vivienne Lee                                            90,600                      51,000
-----------------------------------------------------------------------------------------------------------
Michael L. Keiser & Rosalind C. Keiser
   Charitable Trust                                     25,000                      25,000
-----------------------------------------------------------------------------------------------------------
Frederick W. Wackerle                                   40,000                      25,000
-----------------------------------------------------------------------------------------------------------
Rick Kash                                               59,233                      20,000
-----------------------------------------------------------------------------------------------------------
Lau Ching Yin Judy /Chan Chee Wing                     159,810                      20,000
-----------------------------------------------------------------------------------------------------------
Chan Tak Chi William                                    31,000                      20,000
-----------------------------------------------------------------------------------------------------------
Bernard K. Chiu                                         66,900                      20,000
-----------------------------------------------------------------------------------------------------------
Jerome A. Grossman                                      12,500                      12,500
-----------------------------------------------------------------------------------------------------------
Falcone Ltd. Partnership                                12,500                      12,500
-----------------------------------------------------------------------------------------------------------
Peter F. Drake                                          12,500                      12,500
-----------------------------------------------------------------------------------------------------------
Kevin Bowen                                             12,000                      12,000
-----------------------------------------------------------------------------------------------------------
Happy Results Limited                                  104,900                      10,000
-----------------------------------------------------------------------------------------------------------
John M. Kelly                                           11,450                      10,000
-----------------------------------------------------------------------------------------------------------
Cheung Shuk Kwan                                        10,000                      10,000
-----------------------------------------------------------------------------------------------------------
Stephen D. Chubb                                        6,250                        6,250
-----------------------------------------------------------------------------------------------------------
Robert H. Lessin Venture Capital, LLC                   6,250                        6,250
-----------------------------------------------------------------------------------------------------------
Robert D. Scallan                                       6,250                        6,250
-----------------------------------------------------------------------------------------------------------
Dr. Levi Hong Kaye Lee                                  10,500                       4,000
-----------------------------------------------------------------------------------------------------------
Cheng Ching Jung                                        4,000                        4,000
-----------------------------------------------------------------------------------------------------------
Lau Chu                                                 2,000                        2,000
-----------------------------------------------------------------------------------------------------------
Cheung Yuk Chor Dickie                                  2,000                        2,000
------------------------------------------------------------------------------------------------------------
Lee Shun Lung                                           1,000                        1,000
-----------------------------------------------------------------------------------------------------------
Chan Kin Man                                            1,000                        1,000
-----------------------------------------------------------------------------------------------------------
Clarence E. McFeely                                     1,000                        1,000
-----------------------------------------------------------------------------------------------------------
          Total:                                    1,228,643                      834,250
-----------------------------------------------------------------------------------------------------------


* 150,000 shares underlying the warrants are subject to certain vesting conditions and may never vest.

                              PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the Shares offered hereby.

        We are registering the Shares on behalf of the Selling Stockholders. The Shares covered by this Prospectus may be offered and sold, from time to time, by the Selling Stockholders, or by purchasers, pledgees, donees, transferees or other successors in interest pursuant to this Prospectus (a) in transactions (including one or more block transactions) on the NASDAQ National Market System;
(b) in the public market of the NASDAQ National Market System; (c) in privately negotiated transactions, (d) through put or call option transactions relating to the common stock, through short sales of the common stock, or (e) in a combination of such transactions. Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Those transactions may be made through brokers or dealers, which may act as agents or principals and such brokers or dealers may receive compensation in the form of commissions, concessions or discounts from the Selling Stockholders and/or the purchasers of the common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both not exceeding those customary in similar transactions.

        To the Company's knowledge, the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sales of Shares by the Selling Stockholders. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will pay all costs and expenses incurred in connection with the registration of the Shares offered by this Prospectus. Any brokerage commissions and similar selling expenses attributable to the sale of Shares will be borne by the Selling Stockholders.

        The Selling Stockholders, dealers acting in connection with the offering and brokers executing sell orders on behalf of one more Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the Shares from or through such broker or dealer.

        The Company has agreed to indemnify the Selling Stockholders and the Selling Stockholders' respective officers, directors, employees and agents, and each person who controls such Selling Stockholders, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act, and the Selling Stockholders have agreed to indemnify Immtech and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act, in each case in connection with their offering.

                                  LEGAL MATTERS

        Legal matters in connection with the validity of the common stock offered hereby will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended March 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

        As used in this Prospectus, the following terms have the meanings set forth below.

AIDS                Acquired immune deficiency syndrome.

Cryptosporidiosis   A disease caused by a parasite, Cryptosporidium parvum, that is commonly found in the intestinal tract of mammals that, in immune suppressed individuals, can cause a chronic, profuse, watery diarrhea accompanied by fever, marked weight loss, and enlarged lymph nodes.

DB075 The designation given to a dication which is being studied for use as a drug for treatment of Cryptosporidiosis.

DB289               The designation given to the Company's lead dication.

Dication A chemical molecule with two positively charged ends that are held together by a chemical linker. Dications bind to the DNA of infectious organisms.

DNA A type of molecule made up of polymerized deoxyribonucleotides linked together by phosphate bonds.

FDA                 U.S. Food and Drug Administration.

IND Investigational New Drug Application - a document required to be filed with the FDA prior to performing clinical studies on human subjects in the United States.

Leishmaniasis       An infection caused by a protozoal parasite that affects the skin and abdominal organisms, causing ulcers or skin disorders that resemble leprosy.

Phase I Clinical testing in which the safety and pharmacological profile of a new drug is established in humans.

Phase II Clinical testing in which the effectiveness of a new drug is established in humans. This includes establishing the dose amount and frequency required to achieve a therapeutic effect, the metabolic rate of the administered drug, and the toxicity profile in specific patient populations.

Phase III           Clinical testing in which the effectiveness and safety of a new drug is tested over a large group of subjects of different ethnic and geographic backgrounds. Particular attention is paid to effects the drug might have on groups that share various traits.

TB A disease caused by bacteria, Mycobacterium tuberculosis, that is transmitted by breathing in, or eating infected droplets, usually affecting the lungs, although infection of other organ systems can occur.

Trypanosomiasis     An infection caused by a protozoal parasite and transmitted usually by insect bites. Also known as African Sleeping
                    Sickness.

================================================================================



                           IMMTECH INTERNATIONAL, INC.


                                 834,250 SHARES
                                  COMMON STOCK


               --------------------------------------------------
                                   PROSPECTUS
               --------------------------------------------------


                                NOVEMBER 28, 2001



================================================================================